Exhibit (d).15

JOHN HANCOCK INVESTMENT TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT made as of this 12th day of December, 2019 to the Subadvisory Agreement dated June 25, 2014, (the “Agreement”), between John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC), a Delaware limited liability company (the “Adviser”), and Boston Partners Global Investors, Inc. (formerly, Robeco Investment Management, Inc.), a Delaware corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Subadviser is amended to reflect the updated fee schedule for John Hancock Disciplined Value International Fund. This Amendment supersedes any prior amendment to the Agreement relating to compensation of the Subadviser.

2.	EFFECTIVE DATE

The Amendment shall become effective on February 12, 2020 following approval of the Amendment by the Board of Trustees of John Hancock Investment Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

BOSTON PARTNERS GLOBAL INVESTORS, INC.
By:	/s/ William G. Butterly, III
Name:	William G. Butterly
Title:	General Counsel

By:	/s/ Mark Kuzminskas
Name:	Mark Kuzminskas
Title:	Chief Operating Officer
2

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the net assets of each Portfolio managed by the Subadviser, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Portfolio	First $300 Million of Aggregate Net Assets*	Equal to or Exceed $300 Million to $2.5 Billion of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Excess over $3 Billion of Aggregate Net Assets*
John Hancock Disciplined Value International Fund	XXX%	XXX%[1]	XXX%	XXX%

1 When aggregate Net Assets are equal to or exceed $300 million, the subadvisory fee is XXX% on all net asset levels up to $2.5 billion.

*The term Aggregate Net Assets includes the net assets of a Portfolio managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or other portfolios managed by the Subadviser, as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)
John Hancock Disciplined Value International Fund

John Hancock Global Disciplined Value (ex-U.S.) Fund, a sub-fund of John Hancock Worldwide Investors, PLC.

International Value Fund, a series of John Hancock Funds II

International Value Trust, a series of John Hancock Variable Insurance Trust

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the

A-3

fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-4